Sub-Item 77Q3

PRICEWATERHOUSECOOPERS [PRICEWATERHOUSECOOPERS ICON]
--------------------------------------------------------------------------------
                                                     Pricewaterhousecoopers LLP
                                                     1670 Broadway
                                                     Suite 1000
                                                     Denver CO 80202-4870
                                                     Telephone (720) 931 7000
                                                     Facsimile (720) 931 7100

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of INVESCO Funds and Management of INVESCO Funds Group, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with the Application for, and the Order of Exemption Granted by the Securities & Exchange Commission dated April 18, 2001 ("Management Statement"). The Management Statement asserts that as of March 31, 2001, and for the period from February 1, 2000 through March 31, 2001, INVESCO Funds Group, Inc. (the "Company") has established and maintained procedures reasonably designed to achieve compliance with the conditions set forth in the Application, dated November 24, 1999, filed by the Company, Rel. No. IC - 24176, and the Order by the Securities & Exchange Commission on December 21, 1999, Release No. 24212 (the "Order"). Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's procedures to achieve compliance with the conditions of the Order based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's procedures to achieve compliance with the Order and performing such other procedures as we considered necessary in the circumstances. Our examination procedures included an assessment of the establishment and maintenance of procedures reasonably designed to achieve the following objectives set forth in the Order (all capitalized terms as defined in the Order):
a) The Interfund Rate on all interfund loans is higher than the Repo Rate and, if applicable the yield of the Money Market Fund, but lower than the Bank Loan Rate;
b) All Interfund loans comply with the collateral requirements as set forth in the Order; c) All interfund loans comply with the percentage limitations on Interfund borrowing and lending;
d) Interfund borrowing and lending demand is allocated in accordance with procedures established by the funds' Board of Directors; and
e) The interest rate on any interfund loan does not exceed the interest rate on any third party borrowings of a borrowing fund at the time of the interfund loan.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements of the Order.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projections of any evaluation of internal control over the Interfund Lending Program to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the control activities may deteriorate.

In our opinion, management's assertion that the Company has established and maintained procedures reasonably designed to achieve compliance with the Order as of March 31, 2001, and for the period from February 1, 2000 through March 31, 2001, is fairly stated, in all material respects, based upon the criteria set forth in the Order and the accompanying Management Statement.

This report is intended solely for the information and use of the Boards of Directors of the Fund and management of the Company, and the Securities & Exchange Commission and should not be used for any other purposes.


/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
Denver, CO
April 18, 2001

               MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH THE
           APPLICATION FOR, AND THE ORDER OF EXEMPTION GRANTED BY THE
                        SECURITIES & EXCHANGE COMMISSION


April 18, 2001

We, as members of management of INVESCO Funds Group, Inc. are responsible for establishing procedures reasonably designed to achieve compliance with the conditions set forth in the Application, dated November 24, 1999, Rel. No. IC - 24176, and the Order by the Securities & Exchange Commission, dated December 21, 1999, Release No. 24212 (the "Order").

We are also responsible for establishing and maintaining effective internal control to ensure compliance with the conditions of the Order. We have designed our control procedures to achieve the following objectives as set forth in the Order (all capitalized terms as defined in the Order):

a) The Interfund Rate on all interfund loans is higher than the Repo Rate and, if applicable, the yield of the Money Market Fund, but lower than the Bank Loan Rate;
b) All interfund loans comply with the collateral requirements as set forth in the Order;
c) All interfund loans comply with the percentage limitations on interfund borrowing and lending;
d) Interfund borrowing and lending demand is allocated in accordance with procedures established by the funds' Boards of Directors; and
e) The interest rate on any interfund loan does not exceed the interest rate on any third party borrowings of a borrowing fund at the time of the interfund loan.

For purposes of objective d), our control procedures are designed to reduce, to a relatively low level, the risk that non-compliance with allocation procedures would be material in relation to the total investment income, net of interest expense, of a fund which lends or borrows under the Order. We assert that INVESCO Funds Group, Inc. has established and maintained procedures reasonably designed to achieve compliance with the conditions set forth in the Order as of March 31, 2001, and for the period February 1, 2000 through March 31, 2001.


INVESCO Funds Group, Inc.




By:   /s/ Mark H. Williamson
      -----------------------------------------
      Mark H. Williamson, President & Director




By:   /s/ Ronald L. Grooms
      -----------------------------------------
      Ronald L. Grooms, Treasurer & Chief
      Financial Officer




By:   /s/ Glen A. Payne
      -----------------------------------------
      Glen A. Payne, Senior Vice President,
      Secretary, and General Counsel